Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Kevin P. Bagby

Vice President and CFO

330/856-2443

STONERIDGE REPORTS SECOND-QUARTER 2004 RESULTS

— Net income up 49%; net sales increase 15% —

WARREN, Ohio – July 22, 2004 – Stoneridge, Inc. (NYSE: SRI) today announced sales of $178.1 million and net income of $9.3 million, or $0.41 per diluted share, for the second quarter ended June 30, 2004.

Net sales increased $23.1 million, or 14.9 percent, to $178.1 million compared with $155.0 million for the second quarter of 2003. The increase in sales was primarily due to stronger performance in the Company’s served commercial vehicle markets. Net income for the second quarter was $9.3 million, or $0.41 per diluted share, an increase of 48.7 percent compared with $6.2 million, or $0.28 per diluted share, for the second quarter of 2003.

“Second-quarter results were slightly ahead of our expectations and provide evidence of the strength of our diversified customer base,” said Jerry Pisani, who was named president and chief executive officer of Stoneridge in May 2004. “Since I became CEO, we have already made progress toward realigning our organizational structure to sharpen our focus on the customer and leverage our capabilities across the business units. I am confident that these initiatives will help return us to the growth trajectory that the Company enjoyed in the 1990s, and we are evaluating our strategic plan to improve our prospects for growth.”

For the six months ended June 30, 2004, net sales were $354.1 million, an increase of 12.6 percent, compared with $314.6 million in the same period of 2003. Net income for the first six months of 2004 was $18.5 million, or $0.81 per diluted share, compared with $13.2 million, or $0.58 per diluted share, in the comparable 2003 six-month period.

Outlook

Based on the current industry outlook, Stoneridge anticipates third-quarter 2004 net income to be in the range of $0.14 to $0.18 per diluted share, compared with $0.14 per diluted share for last year’s third quarter. For the full year of 2004, Stoneridge expects net income to be in the range of $1.10 to $1.20 per diluted share, compared with $0.94 per diluted share for 2003.

Conference Call on the Web

A live Internet broadcast of Stoneridge’s conference call regarding 2004 second-quarter results can be accessed at 11 a.m. Eastern time on Thursday, July 22, 2004, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is a leading independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-road vehicle markets. Sales in 2003 were approximately $607 million. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Factors that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer, a decline in automotive, medium- and heavy-duty truck or agricultural vehicle production, the failure to achieve successful integration of any acquired company or business, labor disputes involving the Company or its significant customers, risks associated with conducting business in foreign countries, or a decline in general economic conditions. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. Stoneridge does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in Stoneridge’s periodic filings with the Securities and Exchange Commission.

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STONERIDGE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands except for per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2004	2003	2004	2003
NET SALES	$178,056	$155,025	$354,079	$314,583

COSTS AND EXPENSES:
Cost of goods sold	132,633	114,700	260,840	233,332
Selling, general and administrative	25,848	24,135	53,909	48,004

OPERATING INCOME	19,575	16,190	39,330	33,247

Interest expense, net	6,245	6,592	12,497	13,753
Other (income) expense, net	(124)	695	(400)	7

INCOME BEFORE INCOME TAXES	13,454	8,903	27,233	19,487

Provision for income taxes	4,172	2,661	8,733	6,289

NET INCOME	$9,282	$6,242	$18,500	$13,198

BASIC NET INCOME PER SHARE	$0.41	$0.28	$0.82	$0.59

BASIC WEIGHTED-AVERAGE SHARES OUTSTANDING	22,604	22,402	22,584	22,402

DILUTED NET INCOME PER SHARE	$0.41	$0.28	$0.81	$0.58

DILUTED WEIGHTED-AVERAGE SHARES OUTSTANDING	22,825	22,644	22,801	22,623

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STONERIDGE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2004	2003
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$31,335	$24,142
Accounts receivable, net	114,282	89,161
Inventories, net	56,425	48,642
Prepaid expenses and other	12,301	9,825
Deferred income taxes	8,533	7,856

Total current assets	222,876	179,626

PROPERTY, PLANT AND EQUIPMENT, net	112,289	116,262
OTHER ASSETS:
Goodwill	255,292	255,292
Investments and other, net	27,964	28,487

TOTAL ASSETS	$618,421	$579,667

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$81	$417
Accounts payable	64,354	53,594
Accrued expenses and other	58,479	54,569

Total current liabilities	122,914	108,580

LONG-TERM LIABILITIES:
Long-term debt, net of current portion	200,145	200,245
Deferred income taxes	30,696	25,288
Other liabilities	2,612	2,148

Total long-term liabilities	233,453	227,681

SHAREHOLDERS’ EQUITY:
Preferred shares, without par value, 5,000 authorized, none issued	—	—
Common shares, without par value, 60,000 authorized, 22,663 and 22,459 issued and outstanding at June 30, 2004 and December 31, 2003, respectively, with no stated value	—	—
Additional paid-in capital	144,573	143,535
Retained earnings	117,258	98,758
Accumulated other comprehensive income	223	1,113

Total shareholders’ equity	262,054	243,406

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$618,421	$579,667